Exhibit 99.1
ONEMAIN HOLDINGS, INC. REPORTS THIRD QUARTER 2019 RESULTS

–	3Q 2019 diluted EPS of $1.82

–	3Q 2019 C&I adjusted diluted EPS of $1.77

–	3Q 2019 C&I Ending Net Finance Receivables of $17.8 billion

–	3Q 2019 C&I Net Charge-Off ratio of 5.2%

Evansville, IN, October 28, 2019 - OneMain Holdings, Inc. (NYSE: OMF) today reported pretax income of $297 million and net income of $248 million for the third quarter of 2019, compared to $199 million and $148 million, respectively, in the prior year quarter. Net income for the third quarter of 2019 included $22 million of discrete tax benefits.

Earnings per diluted share were $1.82 in the third quarter of 2019, compared to $1.09 in the prior year quarter.

On October 28, 2019, the company declared a regular quarterly dividend of $0.25 per share, payable on December 13, 2019 to record holders of our common stock as of the close of business on November 26, 2019.

"We achieved significant earnings growth during the third quarter of 2019, driven by disciplined receivables growth, strong credit performance and continued operating leverage," said Doug Shulman, President and CEO of OneMain. "These results reflect our ongoing commitment to enhance our customer experience, which has been enabled by our investments in technology and our use of advanced data analytics. We are excited about the opportunities we've identified to further drive long-term shareholder value and look forward to highlighting a number of those initiatives at our upcoming Investor Day on November 20, 2019."

The following segment results are reported on a non-GAAP basis. Refer to the required reconciliations of non-GAAP to comparable GAAP measures at the end of this press release.

Consumer and Insurance Segment (“C&I”)

C&I generated adjusted pretax income of $317 million and adjusted net income of $241 million for the third quarter of 2019, compared to $235 million and $179 million, respectively, in the prior year quarter. Adjusted earnings per diluted share were $1.77 for the third quarter of 2019, compared to $1.31 in the prior year quarter.

Originations totaled $3.7 billion in the third quarter of 2019, up 26% from $2.9 billion in the prior year quarter. The percentage of secured originations was 55% in the third quarter of 2019, up from 54% in the prior year quarter.

Ending net finance receivables reached $17.8 billion at September 30, 2019, up 13% from $15.8 billion in the prior year quarter. Secured receivables represented $1.9 billion of the increase in ending net finance receivables from the prior year quarter and were 51% of ending net finance receivables at September 30, 2019, up from 46% in the prior year quarter.

Average net finance receivables were $17.5 billion in the third quarter of 2019, up 12% from $15.6 billion in the prior year quarter.

Yield was 24.1% in the third quarter of 2019, up from 23.7% in the prior year quarter. The increase generally reflected improvement in late stage delinquencies.

Interest income in the third quarter of 2019 was $1.1 billion, up from $935 million in the prior year quarter, reflecting higher average receivables and higher yield.

The provision for finance receivable losses was $277 million in the third quarter of 2019, up from $253 million in the prior year quarter.

The 30-89 day delinquency ratio was 2.3% at September 30, 2019, up from 2.1% at June 30, 2019 and consistent with 2.3% at September 30, 2018.

The 90+ day delinquency ratio was 1.9% at September 30, 2019, up from 1.7% at June 30, 2019 and down from 2.0% at September 30, 2018.

The net charge-off ratio was 5.2% in the third quarter of 2019, down from 6.2% in the second quarter of 2019 and down from 5.8% in the prior year quarter.

Operating expense for the third quarter of 2019 was $335 million, up 5% from $320 million in the prior year quarter, primarily reflecting investment in the business.

Acquisitions and Servicing Segment (“A&S”)

A&S generated adjusted pretax loss of $1 million in the third quarter of 2019, compared to breaking even in the prior year quarter.

Other

During the third quarter of 2019, Other generated an adjusted pretax loss of $1 million, compared to $4 million of adjusted pretax loss in the prior year quarter. Other consists of our non-originating legacy operations, which include our liquidating real estate loan portfolio.

Funding and Liquidity

As of September 30, 2019, the company had principal debt balances outstanding of $17.4 billion, 47% of which was secured and 53% of which was unsecured. The company had $1.4 billion of cash and cash equivalents, which included $230 million of cash and cash equivalents held at our regulated insurance subsidiaries or for other operating activities that are unavailable for general corporate purposes. The company had $6.9 billion of undrawn revolving conduit facilities and $8.5 billion of unencumbered personal loans.

Use of Non-GAAP Financial Measures

We report the operating results of Consumer and Insurance, Acquisitions and Servicing, and Other using the Segment Accounting Basis, which (i) reflects our allocation methodologies for interest expense and operating costs, to reflect the manner in which we assess our business results and (ii) excludes the impact of applying purchase accounting (eliminates premiums/discounts on our finance receivables and long-term debt at acquisition, as well as the amortization/accretion in future periods). Consumer and Insurance adjusted pretax income (loss), Consumer and Insurance adjusted net income (loss), Consumer and Insurance adjusted earnings (loss) per diluted share, Acquisitions and Servicing adjusted pretax income (loss), and Other adjusted pretax income (loss) are key performance measures used by management in evaluating the performance of our business. Consumer and Insurance adjusted pretax income (loss), Acquisitions and Servicing adjusted pretax income (loss), and Other adjusted pretax income (loss) represent income (loss) before income taxes on a Segment Accounting Basis and excludes net losses resulting from repurchases and repayments of debt, net gain on sale of cost method investment, acquisition-related transaction and integration expenses, restructuring charges, additional net gain on sale of SpringCastle interests, net loss on sale of real estate loans, and non-cash incentive compensation expense related to the Fortress Transaction. Management believes these non-GAAP financial measures are useful in assessing the profitability of our segments and uses these non-GAAP financial measures in evaluating our operating performance and as a performance goal under the company’s executive compensation programs. These non-GAAP financial measures should be considered supplemental to, but not as a substitute for or superior to, income (loss) before income taxes, net income, or other measures of financial performance prepared in accordance with U.S. generally accepted accounting principles ("GAAP").

Conference Call & Webcast Information

OneMain management will host a conference call and webcast to discuss our third quarter 2019 results and other general matters at 8:00 am Eastern Time on Tuesday, October 29, 2019. Both the call and webcast are open to the general public. The general public is invited to listen to the call by dialing 877-330-3668 (U.S. domestic) or 678-304-6859 (international), and using conference ID 1878202, or via a live audio webcast through the Investor Relations section of the website. For those unable to listen to the live broadcast, a replay will be available on our website, or by dialing 800-585-8367 (U.S. domestic) or 404-537-3406, and using conference ID 1878202, beginning approximately two hours after the event. The replay of the conference call will be available via audio webcast through November 9, 2019. An investor presentation will be available on the Investor Relations page of OneMain’s website at https://www.omf.com prior to the start of the conference call.

This document contains summarized information concerning OneMain Holdings, Inc. (the “Company”) and the Company’s business, operations, financial performance and trends. No representation is made that the information in this document is complete. For additional financial, statistical and business related information see the Company's most recent Annual Report on Form 10-K (“Form 10-K”) and Quarterly Reports on Form 10-Q (“Form 10-Qs”) filed with the U.S. Securities and Exchange Commission (the “SEC”), as well as the Company’s other reports filed with the SEC from time to time. Such reports are or will be available in the Investor Relations section of the Company's website (https://www.omf.com) and the SEC's website (http://www.sec.gov).

Cautionary Note Regarding Forward-Looking Statements
This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not statements of historical fact but instead represent only management’s current beliefs regarding future events. By their nature, forward-looking statements are subject to risks, uncertainties, assumptions and other important factors that may cause actual results, performance or achievements to differ materially from those expressed in or implied by such forward-looking statements. We caution you not to place undue reliance on these forward-looking statements that speak only as of the date on which they were made. We do not undertake any obligation to update or revise these forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events or the non-occurrence of anticipated events, whether as a result of new information, future developments or otherwise, except as required by law. Forward-looking statements include, without limitation, statements concerning future plans, objectives, goals, projections, strategies, events or performance, and underlying assumptions and other statements related thereto. Statements preceded by, followed by or that otherwise include the words “anticipates,” “appears,” “are likely,” “believes,” “estimates,” “expects,” “foresees,” “intends,” “plans,” “projects” and similar expressions or future or conditional verbs such as “would,” “should,” “could,” “may,” or “will,” are intended to identify forward-looking statements. Important factors that could cause actual results, performance or achievements to differ materially from those expressed in or implied by forward-looking statements include, without limitation, the following: adverse changes in general economic conditions, including the interest rate environment and the financial markets; risks related to the acquisition or sale of assets or businesses or the formation, termination or operation of joint ventures or other strategic alliances, including increased loan delinquencies or net charge-offs, integration or migration issues, increased costs of servicing, incomplete records, and retention of customers; our estimates of the allowance for finance receivable losses may not be adequate to absorb actual losses, causing our provision for finance receivable losses to increase, which would adversely affect our results of operations; increased levels of unemployment and personal bankruptcies; our strategy of increasing the proportion of secured loans may lead to declines in or slower growth in our personal loan receivables and portfolio yield; adverse changes in the rate at which we can collect or potentially sell our finance receivables portfolio; our decentralized branch loan approval process could expose us to greater than historical delinquencies and charge-offs; natural or accidental events such as earthquakes, hurricanes, tornadoes, fires, or floods affecting our customers, collateral, or our branches or other operating facilities; war, acts of terrorism, riots, civil disruption, pandemics, disruptions in the operation of our information systems, or other events disrupting business or commerce; a failure in or breach of our operational or security systems or infrastructure or those of third parties, including as a result of cyber-attacks; or other cyber-related incidents involving the loss, theft or unauthorized disclosure of personally identifiable information, or “PII,” of our present or former customers; our credit risk scoring models may be inadequate to properly assess the risk of customer unwillingness or lack of capacity to repay; adverse changes in our ability to attract and retain employees or key executives to support our businesses; increased competition, lack of customer responsiveness to our distribution channels, an inability to make technological improvements, and the ability of our competitors to offer a more attractive range of personal loan products than we offer; changes in federal, state or local laws, regulations, or regulatory policies and practices that adversely affect our ability to conduct business or the manner in which we are permitted to conduct business, such as licensing requirements, pricing limitations or restrictions on the method of offering products, as well as changes that may result from increased regulatory scrutiny of the sub-prime lending industry, our use of third-party vendors and real estate loan servicing, or changes in corporate or individual income tax laws or regulations, including effects of the Tax Cuts and Jobs Act; risks associated with our insurance operations, including insurance claims that exceed our expectations or insurance losses that exceed our reserves; our inability to successfully implement our growth strategy for our consumer lending business or successfully acquire portfolios of personal loans; declines in collateral values or increases in actual or projected delinquencies or net charge-offs; potential liability relating to finance receivables which we have sold or securitized or may sell or securitize in the future if it is determined that there was a non-curable breach of a representation or warranty made in connection with such transactions; the costs and effects of any actual or alleged violations of any federal, state or local laws, rules or regulations, including any associated litigation; the costs and effects of any fines, penalties, judgments, decrees, orders, inquiries, investigations, subpoenas, or enforcement or other proceedings of any governmental or quasi-governmental agency or authority and any associated litigation; our continued ability to access the capital markets and maintain adequate current sources of funds to satisfy our cash flow requirements; our ability to comply with our debt covenants; our ability to generate sufficient cash to service all of our indebtedness; any material impairment or write-down of the value of our assets; the ownership of our common stock continues to be highly concentrated, which may prevent other minority stockholders from influencing significant corporate decisions and may result in conflicts of interest; the effects of any downgrade of our debt ratings by credit rating agencies, which could have a negative impact on our cost of and/or access to capital; our substantial indebtedness, which could prevent us from meeting our obligations under our debt instruments and limit our ability to react to changes in the economy or our industry or our ability to incur additional borrowings; our ability to maintain sufficient capital levels in our regulated and unregulated subsidiaries; changes in accounting standards or tax policies and practices and the application of such new standards, policies and practices; management estimates and assumptions, including estimates and assumptions about future events, may prove to be incorrect; any failure to achieve the SpringCastle Portfolio performance requirements, which could, among other things, cause us to lose our loan servicing rights over the SpringCastle Portfolio; various risks relating to continued compliance with the Settlement Agreement with the U.S. Department of Justice; and other risks and uncertainties described in the “Risk Factors” and “Management’s Discussion and Analysis” sections of the Company’s most recent Form 10-K and Form 10-Qs filed with the SEC and in the Company’s other filings with the SEC from time to time.

If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, our actual results may vary materially from what we may have expressed or implied by these forward-looking statements. You should specifically consider the factors identified in this document, and in the documents we file with the SEC, including our Form 10-K and our Form 10-Qs, that could cause actual results to differ before making an investment decision to purchase our securities and should not place undue reliance on any of our forward-looking statements. Furthermore, new risks and uncertainties arise from time to time, and it is impossible for us to predict those events or how they may affect us.

OneMain Holdings, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Quarter-to-Date			Year-to-Date
(unaudited, in millions, except per share amounts)	9/30/2019	6/30/2019	9/30/2018	9/30/2019	9/30/2018

Interest Income:
Finance charges	$1,062	$998	$930	$3,012	$2,692
Finance receivables held for sale	3	2	3	8	8
Total interest income	1,065	1,000	933	3,020	2,700

Interest expense	(244)	(238)	(227)	(717)	(647)
Provision for finance receivable losses	(282)	(268)	(256)	(836)	(770)
Net interest income after provision for finance receivable losses	539	494	450	1,467	1,283

Other Revenues:
Insurance	117	114	106	341	318
Investment	21	24	18	71	50
Net loss on repurchases and repayments of debt	(2)	(12)	—	(35)	(9)
Net gain on sale of real estate loans	—	—	—	3	—
Other (1)	20	30	20	80	62
Total other revenues	156	156	144	460	421

Other Expenses
Salaries and benefits	(205)	(204)	(199)	(609)	(709)
Other operating expenses	(146)	(140)	(148)	(422)	(441)
Insurance policy benefits and claims	(47)	(50)	(48)	(141)	(144)
Total other expenses	(398)	(394)	(395)	(1,172)	(1,294)
Income before income taxes	297	256	199	755	410
Income taxes (2)	(49)	(62)	(51)	(161)	(131)
Net income	$248	$194	$148	$594	$279

Weighted average number of diluted shares	136.4	136.2	136.1	136.3	136.0
Diluted EPS	$1.82	$1.42	$1.09	$4.36	$2.05
Book value per basic share	$30.09	$30.43	$26.80	$30.09	$26.80
Return on assets	4.5%	3.7%	2.9%	3.7%	1.9%

Note: Year-to-Date may not sum due to rounding.
(1) The year-to-date 2019 includes the fair value impairment of the remaining loans in held for sale after certain real estate loan sales and a gain on sale related to an investment held at cost.
(2) The third quarter 2019 includes $22 million of discrete tax benefits.

OneMain Holdings, Inc.
CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	As of

(unaudited, $ in millions)	9/30/2019	6/30/2019	9/30/2018

Assets
Cash and cash equivalents	$1,393	$786	$1,243
Investment securities	1,779	1,721	1,707

Net finance receivables	17,791	16,980	15,750
Unearned insurance premium and claim reserves	(762)	(720)	(631)
Allowance for finance receivable losses	(798)	(744)	(706)
Net finance receivables, less unearned insurance premium and claim reserves and allowance for finance receivable losses	16,231	15,516	14,413
Finance receivables held for sale	69	74	207
Restricted cash and restricted cash equivalents	434	420	495
Goodwill	1,422	1,422	1,422
Other intangible assets	352	362	398
Other assets	730	716	583
Total assets	$22,410	$21,017	$20,468

Liabilities and Shareholders’ Equity
Long-term debt	$17,021	$15,551	$15,731
Insurance claims and policyholder liabilities	646	648	689
Deferred and accrued taxes	37	34	24
Other liabilities	612	643	384
Total liabilities	18,316	16,876	16,828

Common stock	1	1	1
Additional paid-in capital	1,686	1,683	1,678
Accumulated other comprehensive income (loss)	38	28	(22)
Retained earnings	2,369	2,429	1,983
Total shareholders’ equity	4,094	4,141	3,640
Total liabilities and shareholders’ equity	$22,410	$21,017	$20,468

OneMain Holdings, Inc.
CONSOLIDATED KEY FINANCIAL METRICS (UNAUDITED)

	Quarter-to-Date

(unaudited, $ in millions)	9/30/2019	6/30/2019	9/30/2018

Non-TDR Net Finance Receivables	$17,196	$16,431	$15,340
TDR Net Finance Receivables	595	549	410
Net Finance Receivables	$17,791	$16,980	$15,750

Average Net Receivables	$17,434	$16,538	$15,695
Average Daily Debt Balances	16,271	15,974	15,743
Origination Volume	3,657	3,879	2,899

Non-TDR Allowance	$556	$517	$546
TDR Allowance	242	227	160
Allowance	$798	$744	$706

Non-TDR Allowance Ratio	3.2%	3.0%	3.6%
TDR Allowance Ratio	40.7%	41.4%	39.0%
Allowance Ratio	4.5%	4.4%	4.5%

Gross Charge-Off	$260	$290	$256
Recoveries	(32)	(33)	(27)
Net Charge-Off	$228	$257	$229

Gross Charge-Off Ratio	5.9%	7.0%	6.5%
Recoveries	(0.7)%	(0.8)%	(0.7)%
Net Charge-Off Ratio	5.2%	6.2%	5.8%

30-89 Delinquency	$409	$364	$367
30+ Delinquency	751	655	687
60+ Delinquency	506	435	472
90+ Delinquency	342	291	320

30-89 Delinquency Ratio	2.3%	2.1%	2.3%
30+ Delinquency Ratio	4.2%	3.9%	4.4%
60+ Delinquency Ratio	2.8%	2.6%	3.0%
90+ Delinquency Ratio	1.9%	1.7%	2.0%

Note: Delinquency ratios are calculated as a percentage of net finance receivables. Charge-off ratios are calculated as a percentage of average net finance receivables. Ratios may not sum due to rounding.

OneMain Holdings, Inc.
BALANCE SHEET METRICS (UNAUDITED)

	As of

(unaudited, $ in millions)	9/30/2019		6/30/2019		9/30/2018

Liquidity
Cash and cash equivalents	$1,393		$786		$1,243
Cash and cash equivalents unavailable for general corporate purposes	230		420		264
Unencumbered personal loans	8,537		8,906		6,646
Undrawn conduit facilities	6,850		6,700		5,800

Total Assets	$22,410		$21,017		$20,468
Less: Goodwill	(1,422)		(1,422)		(1,422)
Less: Other intangible assets	(352)		(362)		(398)
Tangible Managed Assets	$20,636		$19,233		$18,648

Long-term debt	$17,021		$15,551		$15,731
Less: Junior subordinated debt	(172)		(172)		(172)
Adjusted Debt	$16,849		$15,379		$15,559

Total Shareholders' Equity	$4,094		$4,141		$3,640
Less: Goodwill	(1,422)		(1,422)		(1,422)
Less: Other intangible assets	(352)		(362)		(398)
Plus: Junior subordinated debt	172		172		172
Adjusted Tangible Common Equity	$2,492		$2,529		$1,992

Adjusted Debt to Adjusted Tangible Common Equity (Tangible Leverage)	6.8	x	6.1	x	7.8	x

Adjusted Tangible Common Equity to Tangible Managed Assets	12.1%		13.1%		10.7%

	As of

(unaudited, $ in millions)	9/30/2019		6/30/2019		9/30/2018

Adjusted Debt	$16,849		$15,379		$15,559
Less: Available cash and cash equivalents	(1,163)		(366)		(979)
Net Adjusted Debt	$15,686		$15,013		$14,580

Adjusted Tangible Common Equity	$2,492		$2,529		$1,992

Net Adjusted Debt to Adjusted Tangible Common Equity (Net Tangible Leverage)	6.3	x	5.9	x	7.3	x

OneMain Holdings, Inc.
CONSOLIDATED RETURN ON RECEIVABLES (UNAUDITED)

	Quarter-to-Date			Year-to-Date

(unaudited, $ in millions)	9/30/2019	6/30/2019	9/30/2018	9/30/2019	9/30/2018

Revenue (1)	26.7%	26.8%	26.2%	26.7%	25.9%
Net Charge-Off	(5.2)%	(6.2)%	(5.8)%	(6.2)%	(6.4)%
Risk Adjusted Margin	21.5%	20.6%	20.4%	20.6%	19.5%
Operating Expenses	(8.0)%	(8.3)%	(8.8)%	(8.3)%	(10.0)%
Unlevered Return on Receivables	13.5%	12.3%	11.6%	12.3%	9.5%
Interest Expense	(5.6)%	(5.8)%	(5.8)%	(5.7)%	(5.6)%
Change in Allowance	(1.2)%	(0.3)%	(0.7)%	(0.5)%	(0.3)%
Income Tax Expense	(1.1)%	(1.5)%	(1.3)%	(1.3)%	(1.1)%
Return on Receivables	5.7%	4.7%	3.8%	4.8%	2.4%

Note: All ratios are based on consolidated results as a percentage of average net finance receivables held for investment. Ratios may not sum due to rounding.
(1) Revenue includes interest income on finance receivables plus other revenues less insurance policy benefits and claims.

OneMain Holdings, Inc.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (UNAUDITED)

	Quarter-to-Date			Year-to-Date

(unaudited, $ in millions)	9/30/2019	6/30/2019	9/30/2018	9/30/2019	9/30/2018

Consumer & Insurance	$312	$270	$226	$814	$555
Acquisitions & Servicing	(1)	6	—	5	—
Other	(1)	(3)	(4)	(7)	(123)
Segment to GAAP Adjustment	(13)	(17)	(23)	(57)	(22)
Income Before Income Taxes - GAAP basis	$297	$256	$199	$755	$410

Pretax Income - Segment Accounting Basis	$312	$270	$226	$814	$555
Net Loss on Repurchases and Repayments of Debt (1)	2	12	—	30	63
Acquisition-Related Transaction and Integration Expenses (1)	2	8	9	16	41
Restructuring Charges	1	1	—	5	—
Net Gain on Sale of Cost Method Investment	—	—	—	(11)	—
Consumer & Insurance Adjusted Pretax Income (non-GAAP)	$317	$291	$235	$854	$659

Pretax Income (Loss) - Segment Accounting Basis	$(1)	$6	$—	$5	$—
Additional Net Gain on Sale of SpringCastle Interests	—	(7)	—	(7)	—
Acquisitions & Servicing Adjusted Pretax Income (Loss) (non-GAAP)	$(1)	$(1)	$—	$(2)	$—

Pretax Loss - Segment Accounting Basis	$(1)	$(3)	$(4)	$(7)	$(123)
Net Loss on Sale of Real Estate Loans (2)	—	—	—	1	—
Non-Cash Incentive Compensation Expense	—	—	—	—	106
Other Adjusted Pretax Loss (non-GAAP)	$(1)	$(3)	$(4)	$(6)	$(17)

Springleaf Debt Discount Accretion	$(5)	$(5)	$(6)	$(16)	$(18)
OMFH LLR Provision Catch-up	(4)	(4)	(4)	(18)	(11)
OMFH Receivable Premium Amortization	(2)	(4)	(10)	(11)	(43)
OMFH Receivable Discount Accretion	4	2	4	9	18
Other	(6)	(6)	(7)	(21)	32
Total Segment to GAAP Adjustment	$(13)	$(17)	$(23)	$(57)	$(22)

Note: Year-to-Date may not sum due to rounding.
(1) Amounts differ from those presented on "Consolidated Statements of Operations (Unaudited)" page as a result of purchase accounting adjustments that are not applicable on a Segment Accounting Basis.

(2) For the year-to-date 2019, the gain on the sale of the real estate loans sold has been combined with the resulting fair value impairment of the remaining loans in finance receivables held for sale.

OneMain Holdings, Inc.
RECONCILIATION OF KEY SEGMENT METRICS (UNAUDITED) (Non-GAAP)

	As of

(unaudited, $ in millions)	9/30/2019	6/30/2019	9/30/2018

Consumer & Insurance	$17,825	$17,016	$15,777
Acquisition & Servicing	—	—	—
Other	—	—	—
Segment to GAAP Adjustment	(34)	(36)	(27)
Net Finance Receivables - GAAP basis	$17,791	$16,980	$15,750

Consumer & Insurance	$822	$772	$753
Acquisition & Servicing	—	—	—
Other	—	—	—
Segment to GAAP Adjustment	(24)	(28)	(47)
Allowance for Finance Receivable Losses - GAAP basis	$798	$744	$706

OneMain Holdings, Inc.
CONSUMER AND INSURANCE SEGMENT (UNAUDITED) (Non-GAAP)

	Quarter-to-Date			Year-to-Date

(unaudited, in millions, except per share amounts)	9/30/2019	6/30/2019	9/30/2018	9/30/2019	9/30/2018

Total interest income	$1,060	$999	$935	$3,013	$2,718

Interest expense	(238)	(232)	(218)	(700)	(624)
Provision for finance receivable losses	(277)	(263)	(253)	(816)	(772)
Net interest income after provision for finance receivable losses	545	504	464	1,497	1,322

Insurance	117	114	106	341	318
Investment	21	24	21	72	55
Other	16	18	13	48	42
Total other revenues	154	156	140	461	415

Operating expenses	(335)	(319)	(320)	(963)	(934)
Insurance policy benefits and claims	(47)	(50)	(49)	(141)	(144)
Total other expenses	(382)	(369)	(369)	(1,104)	(1,078)

Adjusted pretax income (non-GAAP)	317	291	235	854	659

Income taxes (1)	(76)	(70)	(56)	(205)	(160)

Adjusted net income (non-GAAP)	$241	$221	$179	$649	$499

Weighted average number of diluted shares	136.4	136.2	136.1	136.3	136.0
C&I adjusted diluted EPS (2)	$1.77	$1.62	$1.31	4.76	3.67

Note: Year-to-Date may not sum due to rounding.
(1) Income taxes assume a 24% statutory tax rate.
(2) C&I adjusted diluted EPS is calculated as the C&I adjusted net income (non-GAAP) divided by the weighted average number of diluted shares outstanding.

OneMain Holdings, Inc.
CONSUMER AND INSURANCE SEGMENT - KEY FINANCIAL METRICS (UNAUDITED) (Non-GAAP)

	Quarter-to-Date

(unaudited, $ in millions)	9/30/2019	6/30/2019	9/30/2018

Non-TDR Net Finance Receivables	$17,159	$16,388	$15,253
TDR Net Finance Receivables	666	628	524
Net Finance Receivables (1)	$17,825	$17,016	$15,777

Average Net Receivables	$17,469	$16,573	$15,619
Origination Volume	3,657	3,879	2,899

Non-TDR Allowance	$558	$518	$551
TDR Allowance	264	254	202
Allowance (1)	$822	$772	$753

Non-TDR Allowance Ratio	3.2%	3.2%	3.6%
TDR Allowance Ratio	39.7%	40.4%	38.6%
Allowance Ratio	4.6%	4.5%	4.8%

Gross Charge-Off	$263	$294	$260
Recoveries	(36)	(38)	(31)
Net Charge-Off	$227	$256	$229

Gross Charge-Off Ratio	6.0%	7.1%	6.6%
Recoveries	(0.8)%	(0.9)%	(0.8)%
Net Charge-Off Ratio	5.2%	6.2%	5.8%

30-89 Delinquency	$411	$366	$369
30+ Delinquency	754	659	691
60+ Delinquency	508	438	475
90+ Delinquency	343	293	322

30-89 Delinquency Ratio	2.3%	2.1%	2.3%
30+ Delinquency Ratio	4.2%	3.9%	4.4%
60+ Delinquency Ratio	2.8%	2.6%	3.0%
90+ Delinquency Ratio	1.9%	1.7%	2.0%

Note: Consumer & Insurance financial information is presented on an adjusted Segment Accounting Basis. Delinquency ratios are calculated as a percentage of net finance receivables. All other ratios are shown as a percentage of C&I average net finance receivables. Ratios may not sum due to rounding.

(1) For reconciliation to GAAP, see "Reconciliation of Key Segment Metrics (Unaudited) (Non-GAAP)".

OneMain Holdings, Inc.
CONSUMER & INSURANCE SEGMENT METRICS (UNAUDITED) (Non-GAAP)

	Quarter-to-Date			Year-to-Date

(unaudited, $ in millions)	9/30/2019	6/30/2019	9/30/2018	9/30/2019	9/30/2018

Revenue (1)	26.5%	26.8%	26.3%	26.6%	26.2%
Net Charge-Off	(5.2)%	(6.2)%	(5.8)%	(6.1)%	(6.5)%
Risk Adjusted Margin	21.3%	20.6%	20.5%	20.5%	19.7%
Operating Expenses	(7.6)%	(7.7)%	(8.2)%	(7.7)%	(8.2)%
Unlevered Return on Receivables	13.7%	12.8%	12.3%	12.8%	11.5%
Interest Expense	(5.4)%	(5.6)%	(5.6)%	(5.6)%	(5.5)%
Change in Allowance	(1.1)%	(0.2)%	(0.7)%	(0.4)%	(0.3)%
Income Tax Expense (2)	(1.7)%	(1.7)%	(1.4)%	(1.6)%	(1.4)%
Return on Receivables	5.5%	5.4%	4.6%	5.2%	4.4%

Note: Consumer & Insurance financial information is presented on an adjusted Segment Accounting Basis. All ratios are shown as a percentage of C&I average net finance receivables. Ratios may not sum due to rounding.

(1) Revenue includes interest income on finance receivables plus other revenues less insurance policy benefits and claims.
(2) Income taxes assume a 24% statutory tax rate.

OneMain Holdings, Inc.
ACQUISITIONS AND SERVICING SEGMENT (UNAUDITED) (Non-GAAP)

	Quarter-to-Date			Year-to-Date

(unaudited, $ in millions)	9/30/2019	6/30/2019	9/30/2018	9/30/2019	9/30/2018

Total Other Revenues (1)	$4	$5	$8	16	25
Total Other Expenses	(5)	(6)	(8)	(18)	(25)
Adjusted pretax income (loss) (non-GAAP)	$(1)	$(1)	$—	$(2)	$—

Note: Acquisitions & Servicing financial information is presented on an adjusted Segment Accounting Basis. Year-to-Date may not sum due to rounding.
(1) Total other revenues consist of portfolio servicing fees from SpringCastle.

OneMain Holdings, Inc.
OTHER (UNAUDITED) (Non-GAAP)
	Quarter-to-Date			Year-to-Date

(unaudited, $ in millions)	9/30/2019	6/30/2019	9/30/2018	9/30/2019	9/30/2018

Interest Income:
Finance Charges	$—	$—	$2	$—	$7
Finance Receivables Held for Sale	2	2	2	7	7
Total Interest Income	2	2	4	7	14

Interest Expense	(1)	(1)	(4)	(4)	(13)
Provision for Finance Receivable Losses	—	—	—	—	5
Net Interest Income after Provision for Finance Receivable Losses	1	1	—	3	6

Total Other Revenues	1	—	1	4	(2)

Total Other Expenses	(3)	(4)	(5)	(13)	(21)

Adjusted Pretax Loss (non-GAAP)	$(1)	$(3)	$(4)	$(6)	$(17)

Net Finance Receivables Held for Sale	$70	$75	$215	$70	$215

Note:	Other financial information is presented on an adjusted Segment Accounting Basis. Year-to-Date may not sum due to rounding.

OneMain Holdings, Inc.

Investor Contact:
Kathryn Miller, 212-359-2442
Kathryn.Miller@omf.com

Source: OneMain Holdings, Inc.